EXHIBIT 22(A)(2)
                              ARTICLES OF AMENDMENT
                                       OF
                          GABELLI INVESTOR FUNDS, INC.


Gabelli Investor Funds, Inc., a Maryland corporation, having its principal office at One Corporate Center, Rye, New York 10580 (the "Corporation"), certifies as follows:

         FIRST: The Articles of Incorporation of the Corporation (the "Articles of Incorporation") are hereby amended by deleting paragraph 3 (g) of Article V and inserting in its place the following:

                                    ARTICLE V

                                  CAPITAL STOCK

            (g) The Corporation shall have the power to redeem shares of any series at a redemption price determined in accordance with subsection
         (d) of this section (3) if at any time (i) the total investment in such account does not have a value of at least $500 or (ii) the shares are not registered on the books of the Corporation in the name of the beneficial owners of such shares. In the event the Corporation determines to exercise its power to redeem Shares provided in this subsection (g), the Shareholder shall be notified, as applicable as to the basis of the Corporation's right to redeem such Shareholder's shares and shall be allowed in the case of clause (i) to make an appropriate investment and in the case of clause (ii) to register the shares directly in the name of the beneficial owner of such shares or demonstrate to the Corporation that the Shareholder is the beneficial owner of such shares, in each case within the 30-day period following the mailing or transmission of such notice. For purposes of this subsection (g), the term "beneficial owner" shall mean any person who is deemed a beneficial owner under Rule 16a-1(a)(2) promulgated under the Securities Exchange Act of 1934.


         SECOND: This amendment was approved by a majority of the Corporation's Board of Directors and by the affirmative vote of holders of a majority of the outstanding shares of the Corporation's capital stock currently outstanding at a special meeting of the Corporation's stockholders duly convened on December 30, 2004, all in accordance with the Maryland General Corporation Law and the Charter and By-Laws of the Corporation.


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         IN WITNESS  WHEREOF,  the  Corporation  has caused  these  Articles  of
Amendment to be signed in its name and on its behalf on this 10 th day of February, 2005 by its President and Treasurer, who acknowledges that these Articles of Amendment are the act of Gabelli Investor Funds Inc. and that to the best of his knowledge, information and belief and under penalties for perjury, all matters and facts contained herein are true in all material respects,

ATTEST:                             GABELLI INVESTOR FUNDS, INC.


By:  /S/ JAMES E. MCKEE                     By:/S/ BRUCE N. ALPERT(SEAL)
  ---------------------                        -------------------
James E. McKee                              Bruce N. Alpert
Secretary                                   President and Treasurer